Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS IMPROVED SALES AND OPERATING INCOME

OKLAHOMA CITY (March 21, 2012) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its second fiscal quarter ended February 29, 2012. Key highlights of the company’s second quarter report included:

•

The company’s net income per diluted share for the second quarter of fiscal 2012 was $0.03 compared with net income per diluted share of $0.07 for the second quarter of fiscal 2011; excluding a gain on early extinguishment of debt, net income per diluted share was $0.02 in the second quarter of fiscal 2011;

•	System-wide same-store sales increased 3.5% during the second quarter, with an increase of 3.6% at franchise drive-ins and a 3.1% increase at company drive-ins; and

•	The company opened 10 franchise locations during the second quarter of fiscal 2012 compared to five franchise openings in the prior-year same period.

“We are pleased with our second quarter results and believe they reflect our ongoing focus on improving our products and service,” said Cliff Hudson, Chairman and Chief Executive Officer. “We believe a continued focus on innovative and distinctive products to drive sales across multiple day-parts, combined with our new creative strategy which was implemented at the end of the quarter, will continue to distinguish Sonic from the competition and will help drive more consistent and sustained same-store sales growth going forward. We are especially pleased with the addition of James O’Reilly as our new Chief Marketing Officer. His depth of experience in the quick-service restaurant industry will assist our efforts to build on these initiatives.”

“Despite commodity cost pressure, we were able to improve drive-in level margins reflecting leverage from improved sales. From a capital perspective, we expect to generate $50 million to $55 million in free cash flow1 during the current fiscal year. As we have done in the recent past, we will utilize the strength and flexibility of our business model to grow operating income and use our free cash flow to invest in our brand, opportunistically pay down debt or repurchase stock,” concluded Hudson.

Financial Overview

For the second fiscal quarter ended February 29, 2012, revenues increased 1.4% to $115.1 million from $113.5 million in the year-earlier period. The increase was primarily comprised of improved same-store sales partially offset by a decline from the refranchising of 31 stores during the quarter. The company’s net income for the second quarter of fiscal 2012 totaled $1.7 million or $0.03 per diluted share compared with reported net income of $4.3 million or $0.07 per diluted share in the year-earlier quarter. Excluding a $5.2 million ($3.3 million after-tax) gain from the early extinguishment of debt in the quarter ended February 28, 2011, net income per diluted share was $0.02 for the second quarter of fiscal 2011.

1	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Quarter Ended February 29, 2012		Quarter Ended February 28, 2011
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported—GAAP	$1,677	$0.03	$4,348	$0.07	($2,671)	-61%	($0.04)	-57%

After-tax impact of gain from early extinguishment of debt	—	—	(3,321)	(0.05)	—	—	—	—

Adjusted—Non-GAAP	$1,677	$0.03	$1,027	$0.02	$650	63%	$0.01	50%

Net income for the first half of fiscal 2012 totaled $7.2 million or $0.12 per diluted share compared with $11.6 million or $0.19 per diluted share in the first half of fiscal 2011. Excluding a $1.1 million tax benefit recognized in the first fiscal quarter of 2011 and the gain on early extinguishment of debt recognized in the second fiscal quarter of 2011, net income for the first half of fiscal 2011 was $7.2 million and net income per diluted share for the first half of fiscal 2011 was $0.12.

	Six Months Ended February 29, 2012		Six Months Ended February 28, 2011
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported—GAAP	$7,176	$0.12	$11,590	$0.19	($4,414)	-38%	($0.07)	-37%

After-tax impact of gain from early extinguishment of debt	—	—	(3,321)	(0.05)	—	—	—	—
Tax benefit from favorable tax settlement	—	—	(1,073)	(0.02)	—	—	—	—

Adjusted—Non-GAAP	$7,176	$0.12	$7,196	$0.12	$(20)	—	—	—

Same-Store Sales

For the second fiscal quarter ended February 29, 2012, system-wide same-store sales increased 3.5% versus the same quarter in the prior year. These sales reflected an increase of 3.6% at franchise drive-ins and a 3.1% increase at company drive-ins. For the first six months of fiscal 2012, system-wide same-store sales increased 1.7% compared to the same period in the prior year, reflecting an increase of 1.7% for franchise drive-ins and an increase of 1.4% for company drive-ins.

Development

Across the Sonic system, 10 new franchise drive-ins were opened in the second quarter of fiscal 2012 versus five new franchise drive-in openings during the second quarter of fiscal 2011. New franchise drive-in openings in fiscal 2012 are expected to total between 30 and 40.

Fiscal Year 2012 Outlook

The company expects its initiatives to drive positive sales going forward; however, uncertainty with regard to the external environment and its impact on consumer confidence may result in continued sales volatility. The company’s outlook for fiscal 2012 anticipates the following elements:

•	The opening of 30 to 40 new franchise drive-ins;

•	Positive same-store sales; a 1% annual change in same-store sales equates to approximately $0.03 in net income per diluted share;

•

Flat to slightly favorable annual restaurant-level margins; despite commodity cost increases and higher operating expenses during the first half of the year, moderating commodity cost increases are expected to result in slightly favorable margins in the second half of the year, depending upon the degree of same-store sales growth;

•

Flat to slightly unfavorable annual restaurant-level margins as a result of commodity cost increases and higher operating expenses during the first half of the year. In the second half of the year commodity cost increases are expected to moderate resulting in slightly favorable margins, depending upon the degree of same-store sales growth;

•	Selling, general and administrative expenses of $67 million to $68 million;

•	Depreciation and amortization of $42 million to $43 million;

•	Net interest expense of approximately $32 million;

•	An income tax rate of between 38% and 39%, depending upon the reinstatement of employment tax credit programs; and

•	Capital expenditures in the range of $25 million to $30 million.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 397-0250 or (719) 457-2664 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 1205487. The replay will be available until Wednesday, March 28, 2012. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONC-G

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011
Income Statement Data
Revenues:
Company Drive-In sales:	$87,185	$86,435	$183,967	$183,709
Franchise Drive-Ins:
Franchise royalties	25,590	24,813	54,381	53,825
Franchise fees	364	517	649	886
Lease revenue	1,261	1,152	2,549	2,519
Other	684	606	1,817	1,730

	115,084	113,523	243,363	242,669
Costs and expenses:
Company Drive-Ins:
Food and packaging	24,686	24,564	52,411	51,563
Payroll and other employee benefits	32,740	32,718	67,824	68,275
Other operating expenses, exclusive of depreciation and amortization included below	20,727	20,810	43,638	43,216

	78,153	78,092	163,873	163,054
Selling, general and administrative	16,084	15,285	31,501	31,566
Depreciation and amortization	10,510	10,367	20,976	20,667
Provision for impairment of long-lived assets	173	176	173	264

	104,920	103,920	216,523	215,551

Other operating income (expense), net	384	(2)	462	275

Income from operations	10,548	9,601	27,302	27,393
Interest expense	7,930	8,141	15,971	16,423
Interest income	(139)	(149)	(303)	(352)
Gain from early extinguishment of debt	—	(5,205)	—	(5,205)

Net interest expense	7,791	2,787	15,668	10,866

Income before income taxes	2,757	6,814	11,634	16,527
Provision for income taxes	1,080	2,466	4,458	4,937

Net income	$1,677	$4,348	$7,176	$11,590

Net income per share
Basic	$0.03	$0.07	$0.12	$0.19

Diluted	$0.03	$0.07	$0.12	$0.19

Weighted average shares used in calculation:
Basic	60,579	61,687	61,136	61,663

Diluted	60,602	61,865	61,170	61,809

SONIC CORP.

Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011
Drive-Ins in Operation
Company:
Total at beginning of period	446	452	446	455
Opened	—	—	—	—
Sold to franchisees	(34)	—	(34)	(2)
Closed (net of reopenings)	—	(1)	—	(2)

Total at end of period	412	451	412	451

Franchise:
Total at beginning of period	3,109	3,106	3,115	3,117
Opened	10	5	12	14
Acquired from Company	34	—	34	2
Closed (net of reopenings)	(15)	(7)	(23)	(29)

Total at end of period	3,138	3,104	3,138	3,104

System-wide:
Total at beginning of period	3,555	3,558	3,561	3,572
Opened	10	5	12	14
Closed (net of reopenings)	(15)	(8)	(23)	(31)

Total at end of period	3,550	3,555	3,550	3,555

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011
	($ in thousands)		($ in thousands)
Sales Analysis
Company drive-ins:
Total sales	$87,185	$86,435	$183,967	$183,709
Average drive-in sales	201	193	419	409
Change in same-store sales	3.1%	2.2%	1.4%	0.0%
Franchised drive-ins:
Total sales	$712,903	$685,659	$1,494,126	$1,461,951
Average drive-in sales	229	222	480	470
Change in same-store sales	3.6%	1.0%	1.7%	-0.9%
System-wide:
Change in total sales	3.6%	1.5%	2.0%	-0.3%
Average drive-in sales	$225	$218	$472	$462
Change in same-store sales	3.5%	1.2%	1.7%	-0.8%

Note:	Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.3%	28.4%	28.5%	28.1%
Payroll and employee benefits*	37.5%	37.8%	36.9%	37.2%
Other operating expenses	23.8%	24.1%	23.7%	23.5%

	89.6%	90.3%	89.1%	88.8%

*	Effective April 1, 2010, the compensation program at the Company Drive-In level was revised. As a result of these changes, noncontrolling interests are immaterial for the periods presented and have been included in payroll and other employee benefits.

	Feb. 29, 2012	Aug. 31, 2011
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	33,949	29,509
Current assets	91,209	93,457
Property, equipment and capital leases, net	450,408	464,875
Total assets	662,246	679,742

Current liabilities, including capital lease obligations and long-term debt due within one year	61,576	71,279
Obligations under capital leases due after one year	29,689	30,302
Long-term debt due after one year	474,318	481,835
Total liabilities	613,260	628,046
Stockholders’ equity	48,986	51,696